Exhibit 1

FOR IMMEDIATE RELEASE	19 December 2012

WPP PLC (“WPP”)

WPP announces the completion of the sale of the freehold property at 285 Madison Avenue in New York for US$189.25million. The property has been the worldwide headquarters of Young & Rubicam Inc. (“Y&R”), the global marketing communications company, since 1926 and was acquired as part of WPP’s purchase of Y&R in 2000. In 2013, Y&R will be moving to its new headquarters at 3 Columbus Circle, New York.

Contact:

Feona McEwan,

WPP

+44 (0)207 408 2204